UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 24, 2010 (May 19, 2010)
GAYLORD ENTERTAINMENT COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-13079	73-0664379

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Gaylord Drive
Nashville, Tennessee	37214

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (615) 316-6000

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     Effective May 19, 2010, Gaylord Entertainment Company (the “Company”), certain subsidiaries of the Company party thereto, the lenders party thereto and Bank of America, N.A., as Administrative Agent, entered into a Conditional Waiver (the “Waiver”) which waived, subject to the terms and conditions of the Waiver, any default of the Company under Section 9.01(l) of the Company’s Second Amended and Restated Credit Agreement, dated as of July 25, 2008 (the “Credit Agreement”), as a result of the cessation of operations with respect to the Gaylord Opryland Resort and Convention Center (the “Nashville Opryland”) due to recent flood damage.
     The waiver of any default under Section 9.01(1) will expire on December 31, 2010 unless (a) the Company has substantially completed the restoration and/or rebuilding of the Nashville Opryland and re-opened the Nashville Opryland for business and (b) all proceeds used to restore or rebuild the Nashville Opryland come from insurance proceeds, cash on hand and/or availability under the Company’s revolving line of credit provided for in the Credit Agreement.
     The foregoing description of the Conditional Waiver does not purport to be complete and is qualified in its entirety by reference to the Conditional Waiver, which is attached hereto as Exhibit 10.1.
Item 9.01 Financial statements and exhibits.
     (d) Exhibits
10.1	Form of Conditional Waiver, dated as of May 18, 2010, by and among the Company, certain subsidiaries of the Company party thereto, the lenders party thereto and Bank of America, N.A., as Administrative Agent.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAYLORD ENTERTAINMENT COMPANY
Date: May 24, 2010	By:	/S/ Carter R. Todd
		Name:	Carter R. Todd
		Title:	Executive Vice President, General Counsel and Secretary

INDEX TO EXHIBITS
10.1	Form of Conditional Waiver, dated as of May 18, 2010, by and among the Company, certain subsidiaries of the Company party thereto, the lenders party thereto and Bank of America, N.A., as Administrative Agent.